Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2005 Fourth Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 13, 2005--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2005 fourth quarter, a non-heating season period, and the twelve-month period ended September 30, 2005. On December 17, 2004, the Partnership sold its propane segment and in March 2004 divested its TG&E segment. Consequently, the historical results of both of these segments are accounted for as discontinued operations in the Partnership's financial statements.
    Separately, on December 5, 2005, Star announced that the board of directors of its general partner, Star Gas LLC, had approved a strategic recapitalization that, if approved by unitholders and completed, would result in a reduction in the amount of Star's 10.25% Senior Notes of between approximately $87 and $100 million. Pursuant to the recapitalization, Kestrel Energy Partners, LLC and its affiliates have agreed to purchase $15 million in new equity capital and also to provide a standby commitment in a $35 million rights offering to Star's common unitholders.
    The combined $50 million in new equity financing, plus an additional $10 million to $23.1 million from Star's operations, would be utilized to repurchase at least $60 million in face amount of Star's Senior Notes and, at our option, up to $73.1 million of Senior Notes. The Partnership's senior noteholders have also agreed to convert an additional $26.9 million in face amount of Star's Senior Notes into common units. All common unit conversions and purchases would be valued at a price of $2.00 per unit. Further details on these agreements are available in the Partnership's Current Report on Form 8-K and news announcement issued on December 5.
    For the fiscal 2005 fourth quarter, Star reported a 17.8 percent increase in total revenues to $150.7 million, compared to total revenues of $127.9 million in the year ago period, as higher selling prices more than offset a reduction in sales of home heating oil. Average wholesale prices of product cost increased 55.1 percent to $1.73 per gallon for the fourth fiscal quarter, compared to $1.11 for the prior year period. Home heating oil volume for the fiscal fourth quarter declined 16.6 percent year-over-year, from 41.1 million gallons to 34.2 million gallons.
    The home heating oil volume decline was due to net customer attrition, continued conservation and to a certain extent, warmer temperatures. For the fiscal 2005 fourth quarter, Star lost approximately 15,800 accounts (net), or 3.2 percent of its home heating oil customer base, as compared to the fiscal 2004 fourth quarter in which Star lost 10,900 accounts (net), or 2.1 percent of its customer base. This increased loss of approximately 4,900 accounts is largely due to losses attributable to accounts that were renewed at a lower than Star's targeted fixed price margin in the summer and fall of 2004 and who chose not to renew at higher prices in fiscal 2005.
    Home heating oil per gallon margins for the fiscal 2005 fourth quarter rose by 7.0 cents per gallon, versus the corresponding 2004 period as the Partnership was able to take advantage of rare opportunities in the commodity market because of its owned storage facilities, the loss of certain low margin price protected customers and a more disciplined approach to product pricing. In addition, home heating oil margins were comparatively lower in the three months ended September 30, 2004, as the heating oil segment chose for marketing reasons not to fully pass on the increase in cost of product to its customers. The loss from service improved by $4.1 million from a loss of $3.0 million for the fiscal 2004 fourth quarter to a profit of $1.1 million for the fiscal 2005 fourth quarter.
    Total operating expenses increased by $3.7 million to $55.0 million for the fiscal 2005 fourth quarter as compared to $51.3 million for the prior year's quarter. This increase was due to higher bad debt expenses, credit card processing fees and other collection expenses of $2.3 million driven by the increase in the underlying cost of home heating oil, an increase in premiums for officers and directors insurance of $0.5 million, higher legal and professional fees of $2.0 million associated with exploring refinancing and restructuring alternatives, and $0.5 million for compliance with Sarbanes-Oxley. The fiscal 2005 fourth quarter comparisons were unfavorably impacted by a $4.2 million credit recorded in the fiscal 2004 fourth quarter relating to unit appreciation rights. In the fiscal 2004 fourth quarter, the decline in the unit price for Star's senior subordinated units resulted in reversing a previously recorded unit appreciation rights expense of $4.2 million. These increases were partially offset by an estimated $2.9 million of variable costs due to the lower home heating oil volume sold, lower administration overhead expense of $1.0 million, reduced marketing expenses of $0.9 million, and lower process improvement expenses of $0.7 million.
    In the fiscal 2005 fourth quarter, the Partnership recorded an operating loss of $40.0 million, unchanged from the prior year's comparable period, as the benefit of higher per gallon margins and lower net service expense were offset by lower home heating oil volume and the increase in operating expenses, including depreciation.
    Star's net loss during the fiscal 2005 fourth quarter declined $16.3 million on a year-over-year basis, from $63.3 million in fiscal 2004, to $47.0 million in 2005. The year-over-year improvement was favorably impacted by the absence of a $12.2 million loss from discontinued operations in the fiscal 2005 quarter that the Partnership experienced in the 2004 fiscal fourth quarter and lower net interest expense of $3.5 million, as the Partnership utilized a portion of the proceeds from the sale of the propane segment to reduce long-term debt.
    For the fiscal 2005 fourth quarter, the Partnership reported an EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) loss of $31.4 million, compared to an EBITDA loss of $30.9 million in the prior-year period, as the benefit of higher per gallon margins and lower net service expense was reduced by higher operating costs (which included $2.0 million in legal and professional fees associated with exploring refinancing and restructuring alternatives, $0.5 million for compliance with Sarbanes-Oxley) and the absence of a $4.2 million benefit in compensation expense relating to Unit Appreciation Rights. EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    Commenting on the Partnership's results and recent material developments, Star Gas Partners Chief Executive Officer Joseph P. Cavanaugh, stated, "Given the continuing volatility in home heating oil prices and the competitive environment in our industry we have been experiencing over the last several years, we believe the proposed strategic recapitalization, announced in early December, is a very welcome development for Star and all its stakeholders.
    "The proposed recapitalization will substantially strengthen the Partnership's balance sheet, assisting us in better meeting liquidity and capital requirements. We are also delighted about the involvement of Kestrel Energy Partners and its principal investor Yorktown Energy Partners VI, L.P. in these transactions, as well as their vote of confidence in Star's senior management team, our valued employees and the future of this organization.
    "We believe that our fourth quarter results, combined with the proposed recapitalization and agreements with our senior noteholders, bode well for our future success. We were able to increase our margins, achieve a profit on our service and installation operation, and keep our ongoing operating costs under control. We are also continuing our initiative of moving toward the decentralization of our operations to maximize contact at the local level, while continuing to assess the efficiency of certain centralized operations. Although net customer attrition is a concern, our top priority is to continue addressing that issue.
    "The success of the proposed recapitalization is crucial to our ability to continue to put the Partnership on sound footing. Our employees, our customers, our suppliers and our investors need and want to see that the financial concerns of the past year are behind us and that we will have the ability to operate successfully and efficiently, while capitalizing upon the opportunity to grow our business through a well planned and well executed acquisition program."
    For fiscal 2005, Star's revenues increased 14.0 percent to $1.3 billion, compared to $1.1 billion in fiscal 2004, as increases in selling prices more than offset lower volume. Average wholesale supply costs for the year increased 49.3 percent to $1.40 per gallon, while home heating oil volume declined 11.7 percent to 487.3 million gallons, compared to the prior-year total of 551.6 million gallons. A rise in net customer attrition to 7.1 percent during fiscal 2005, versus 6.4 percent in fiscal 2004, customer conservation due to higher heating oil prices, delivery scheduling and other factors were a drag on heating oil volume during the year, partially offset by slightly colder temperatures and the impact of acquisitions.
    For fiscal 2005, the Partnership lost 35,100 accounts (net) or 2,000 more than the 33,100 accounts (net) lost in fiscal 2004. The Partnership has continued to experience net customer attrition in fiscal 2006. For the period from October 1 to November 30, 2005, Star lost 4,300 accounts (net), or 0.9 percent of its customer base as compared to the previous October 1 to November 30, 2004 period in which Star gained 500 accounts (net), or 0.1 percent of its customer base.
    Home heating oil per gallon margins for fiscal 2005 declined by
1.3 cents per gallon, versus fiscal 2004. Certain hedging and pricing issues totaling $7.8 million adversely impacted per gallon margins by
1.6 cents per gallon in fiscal 2005, primarily during the first and second fiscal quarters. Gross profit from service improved by $12.1 million to a loss of $9.2 million for fiscal 2005, as compared to a loss of $21.3 million for fiscal 2004. On a per gallon basis, gross profit from service improved by 2.0 cents per gallon.
    For fiscal 2005, operating expenses increased $22.1 million to $275.0 million, as compared to $252.9 million for fiscal 2004, due to
(i) bridge facility, legal and bank amendment expenses of $15.3 million, (ii) $4.1 million in expenses for compliance with Sarbanes-Oxley, (iii) $3.8 million in expense relating to separation agreements with former executives, (iv)$4.9 million in higher bad debt, credit card processing fees and related expenses and, (v) wage and benefit increases estimated to be $5.9 million. These increases were partially offset by a reduction in operating costs due to the variable nature of certain operating expenses, which declined with the lower home heating oil volume sold, as well as lower business process improvement expenses of $1.4 million and lower administration overhead of $1.2 million.
    For fiscal 2005, the Partnership reported an operating loss of $101.8 million, compared to operating income of $15.8 million for fiscal 2004. The decline was attributable to a $67.0 million non-cash goodwill impairment charge in the second quarter of fiscal 2005, lower margin from the sale of petroleum products of $42.4 million, a $22.1 million increase in operating expenses, offset in part by a $12.1 million increase in service profitability, as well as a decrease in depreciation and amortization expense of $1.8 million.
    Star's net loss for fiscal 2005 was $25.9 million, versus a $5.9 million net loss for fiscal 2004, as the decline in operating income from continuing operations of $153.3 million, and the reduction in income from discontinued operations of $24.8 million, were partially offset by a $157.6 million gain on the sale of discontinued operations. Contributing to the loss from continuing operations in fiscal 2005 was a $42.1 million loss on the early redemption of certain notes in the first quarter of fiscal 2005.
    EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) for the twelve months ended September 30, 2005 declined by $161.5 million, to an EBITDA loss of $108.4 million, compared to positive EBITDA of $53.1 million in the year-ago period. The decrease was due to the $67.0 million non-cash goodwill impairment charge, a debt redemption loss of $42.1 million, bridge facility, bank amendment and legal fees totaling $15.3 million, lower profit margins of $42.4 million from product sales, $3.8 million in compensation expense related to severance agreements with former executives and Sarbanes-Oxley compliance expenses of $4.1 million offset in part by a $12.1 million increase in service profitability. EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    In December 2004, we completed the sale of our propane segment. Pursuant to the terms of the indenture relating to our senior notes, we are permitted, within 360 days of the sale, to apply the Net Proceeds to a Permitted Use. To the extent there are any Excess Proceeds, the indenture requires us to make an offer to all holders of Senior Notes to purchase for cash that number of Senior Notes that may be purchased with Excess Proceeds at a purchase price equal to 100% of the principal amount of the Senior Notes plus accrued and unpaid interest to the date of purchase.
    After payment of certain debt and transaction expenses, the Net Proceeds from the propane segment sale were approximately $156.3 million. As of September 30, 2005, we had utilized $53.1 million of such Net Proceeds to invest in working capital assets, purchase capital assets and repay long-term debt, which reduced the amount of Net Proceeds in excess of $10 million not applied toward a Permitted Use to $93.2 million as of September 30, 2005. As of December 2, 2005 all Excess Proceeds have been applied toward a Permitted Use.
    We understand, based on informal communications, that certain holders of senior notes may take the position that the use of Net Proceeds to invest in working capital is not a Permitted Use under the indenture. We disagree with this position and have communicated our disagreement with these noteholders. However, if our position is challenged and we are unsuccessful in defending our position, this would constitute an event of default under the indenture if declared either by the holders of 25% in principal amount of the Senior Notes or by the trustee. In such event, all amounts due under the Senior Notes would become immediately due and payable, which would have a material adverse effect on our ability to continue as a going concern. The report of our independent registered public accounting firm on our consolidated financial statements as of September 30, 2005 and 2004, and for the three years ended September 30, 2005, includes an explanatory paragraph raising substantial doubt on our ability to continue as a going concern if this matter is resolved adversely to us. We have reached an agreement with the holders of 94% in aggregate principal amount of the senior notes to resolve this matter, which is subject to our completing the proposed recapitalization, of which there can be no assurance.

    REMINDER: Star Gas management will host a conference call and webcast today at 1:00 p.m. (ET). Conference call dial-in is 888/391-0235 or 402/977-9140 (international callers). A webcast is also available at www.star-gas.com and at www.vcall.com

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Additional Information and Where to Find It

    This communication is not a solicitation of a proxy from any security holder of the Partnership and does not constitute an offer of any securities for sale. Star expects to mail a Proxy Statement to its unitholders concerning the proposed recapitalization and to file with the Securities and Exchange Commission a Registration Statement relating to the rights offering. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Star will be available free of charge upon request from: Star's website at http://www.star-gas.com/docreq.cfm or by calling 877/422-5748.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the recapitalization, the approval of the unit purchase agreement, the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions or redeploy assets, the ultimate disposition of Excess Proceeds from the sale of the propane segment, the impact of litigation, the impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project, our ability to contract for our future supply needs, natural gas conversions, future union relations and outcome of current union negotiations, the impact of future environmental, health, and safety regulations, customer credit worthiness, and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2005 including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

    (financials follow)

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   Sept. 30, Sept. 30,
(in thousands)                                       2004      2005
                                                   --------- ---------
ASSETS
Current assets
  Cash and cash equivalents                          $4,692   $99,148
  Receivables, net of allowance of $5,622 and
   $8,433, respectively                              84,005    89,703
  Inventories                                        34,213    52,461
  Prepaid expenses and other current assets          60,973    70,120
  Current assets of discontinued operations          50,288         -
                                                   --------- ---------
    Total current assets                            234,171   311,432
                                                   --------- ---------

Property and equipment, net                          63,701    50,022
Long-term portion of accounts receivables             5,458     3,788
Goodwill                                            233,522   166,522
Intangibles, net                                    103,925    82,345
Deferred charges and other assets, net               13,885    15,152
Long-term assets of discontinued operations         306,314         -
                                                   --------- ---------
    Total Assets                                   $960,976  $629,261
                                                   --------- ---------

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                                  $25,010   $19,780
  Working capital facility borrowings                 8,000     6,562
  Current maturities of long-term debt               24,418       796
  Accrued expenses                                   65,491    56,580
  Unearned service contract revenue                  35,361    36,602
  Customer credit balances                           53,927    65,287
  Current liabilities of discontinued operations     50,676         -
                                                   --------- ---------
    Total current liabilities                       262,883   185,607
                                                   --------- ---------

Long-term debt                                      503,668   267,417
Other long-term liabilities                          24,654    31,129

Partners' capital (deficit)
  Common unitholders                                167,367   144,312
  Subordinated unitholders                           (6,768)   (8,930)
  General partner                                    (3,702)   (3,936)
  Accumulated other comprehensive income             12,874    13,662
                                                   --------- ---------
    Total Partners' capital                         169,771   145,108
                                                   --------- ---------
    Total Liabilities and Partners' Capital        $960,976  $629,261
                                                   --------- ---------



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             Three Months Ended  Twelve Months Ended
                                 Sept. 30,            Sept. 30,
                            ------------------------------------------
(in thousands,
except per unit data)         2004      2005      2004        2005
                            --------- --------- ---------- -----------
Sales:
  Product                    $84,832  $105,412   $921,443  $1,071,270
  Installations and service   43,079    45,287    183,648     188,208
                            --------- --------- ---------- -----------
    Total sales              127,911   150,699  1,105,091   1,259,478
Cost and expenses:
  Cost of product             61,494    82,901    594,153     786,349
  Cost of installations and
   service                    46,060    44,199    204,902     197,430
  Operating expenses          51,297    54,998    252,922     274,999
  Depreciation and
   amortization expenses       9,100     8,564     37,313      35,480
  Goodwill impairment charge       -         -          -      67,000
                            --------- --------- ---------- -----------
    Operating income (loss)  (40,040)  (39,963)    15,801    (101,780)
Interest expense             (10,274)   (7,429)   (40,072)    (36,152)
Interest income                  715     1,348      3,390       4,314
Amortization of debt
 issuance costs                 (767)     (612)    (3,480)     (2,540)
Loss on redemption of debt         -         -          -     (42,082)
                            --------- --------- ---------- -----------
  Loss from continuing
   operations before income
   taxes                     (50,366)  (46,656)   (24,361)   (178,240)
Income tax expense               240     2,096      1,240         696
                            --------- --------- ---------- -----------
  Loss from continuing
   operations                (50,606)  (48,752)   (25,601)   (178,936)
Income (loss) from
 discontinued operations,
 net of income taxes         (12,170)        -     20,276      (4,552)
Gain (loss) on sales of
 discontinued operations,
 net of income taxes            (521)    1,800       (538)    157,560
                            --------- --------- ---------- -----------
Net loss                    $(63,297) $(46,952)   $(5,863)   $(25,928)
                            --------- --------- ---------- -----------
General Partner's interest
 in net loss                   $(585)    $(423)      $(57)      $(234)
                            --------- --------- ---------- -----------
Limited Partners' interest
 in net loss                $(62,712) $(46,529)   $(5,806)   $(25,694)
                            --------- --------- ---------- -----------

Basic and diluted income
 (loss) per Limited Partner
 Unit:
  Continuing operations       $(1.40)   $(1.35)    $(0.72)     $(4.95)
  Discontinued operations      (0.34)        -       0.57       (0.13)
  Gain (loss) on sales of
   discontinued operations     (0.01)     0.05      (0.01)       4.36
                            --------- --------- ---------- -----------
  Net loss                    $(1.75)   $(1.30)    $(0.16)     $(0.72)
                            --------- --------- ---------- -----------

Weighted average number of
 Limited Partner units
 outstanding:
  Basic                       35,756    35,884     35,205      35,821
                            --------- --------- ---------- -----------
  Diluted                     35,756    35,884     35,205      35,821
                            --------- --------- ---------- -----------



                       SUPPLEMENTAL INFORMATION
                       ------------------------

Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by (used in) operating activities.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                       RECONCILIATION OF EBITDA

                                                  Twelve Months Ended
                                                     September 30,
                                                  --------------------
(in thousands)                                        2004       2005
                                                  --------------------
Loss from continuing operations                   $(25,601) $(178,936)
Plus:
    Income tax expense                               1,240        696
    Amortization of debt issuance costs              3,480      2,540
    Interest expense, net                           36,682     31,838
    Depreciation and amortization expense           37,313     35,480
                                                  --------- ----------

         EBITDA                                     53,114   (108,382)
Add/(subtract)
    Income tax expense                              (1,240)      (696)
    Interest expense, net                          (36,682)   (31,838)
    Unit compensation expense (income)              (4,382)    (2,185)
    Provision for losses on accounts receivable      7,646      9,817
    Loss on derivative instruments, net              1,673      2,144
    Loss on redemption of debt                          --     42,082
    Gain on sales of fixed assets, net                (281)       (43)
    Goodwill impairment charge                          --     67,000
    Change in operating assets and liabilities      (6,179)   (32,814)
                                                  --------- ----------

      Net cash provided by (used in) operating
       activities                                  $13,669   $(54,915)(a)
                                                  ========= ==========


(a) Includes $42.1 million related to early debt redemption and non-cash goodwill impairment charge of $67.0 million.

                                                  Twelve Months Ended
                                                     September 30,
                                                  --------------------
                                                    2004       2005
                                                  --------- ----------
Home heating oil gallons sold (millions)             551.6      487.3

             (additional supplemental information follows)



                       SUPPLEMENTAL INFORMATION
                       ------------------------

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                       RECONCILIATION OF EBITDA

                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2004      2005
                                                   -------------------
(in thousands)
Loss from continuing operations                    $(50,606) $(48,752)
Plus:
    Income tax expense                                  240     2,096
    Amortization of debt issuance costs                 767       612
    Interest expense, net                             9,559     6,081
    Depreciation and amortization expense             9,100     8,564
                                                   --------- ---------

         EBITDA                                     (30,940)  (31,399)
Add/(subtract)
    Income tax expense                                 (240)   (2,096)
    Interest expense, net                            (9,559)   (6,081)
    Unit compensation expense (income)               (4,167)        -
    Provision for losses on accounts receivable       1,779     3,586
    Loss on derivative instruments, net               1,542     2,598
    Gain on sales of fixed assets, net                  (85)      (23)
    Change in operating assets and liabilities       56,757    59,027
                                                   --------- ---------

       Net cash provided by operating activities    $15,087   $25,612
                                                   ========= =========



                                                   Three Months Ended
                                                      September 30,
                                                  --------------------
                                                     2004       2005
                                                  --------- ----------
Home heating oil gallons sold (millions)              41.1       34.2


    CONTACT: Star Gas Partners
             Investor Relations, 203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman or Steven Hecht, 212-835-8500
             SGU@jcir.com